Exhibit 99.1

Fulcrum Therapeutics Announces Recent Business Highlights and Financial Results

for Third Quarter 2023

― Completed enrollment in the Phase 3 REACH trial of losmapimod in facioscapulohumeral muscular dystrophy (FSHD); expect to report topline data in the fourth quarter of 2024 ―

― U.S. Food and Drug Administration (FDA) lifted clinical hold for pociredir (formerly FTX-6058) in sickle cell disease (SCD); trial reinitiation underway ―

― Cash runway extended into 2026 ―

― Conference call and webcast scheduled for 8:00 a.m. ET today ―

CAMBRIDGE, Mass., – November 7, 2023 – Fulcrum Therapeutics, Inc.® (“Fulcrum”) (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases, today reported financial results for the third quarter of 2023 and provided a business update.

“In the third quarter of 2023, we completed enrollment for the Phase 3 REACH trial of losmapimod and resolved the clinical hold for pociredir, bringing us one step closer to delivering on our mission to improve the lives of patients with rare genetic diseases,” said Alex C. Sapir, Fulcrum’s president and chief executive officer. “Building on this momentum, we remain focused on strong execution and believe we are now well-positioned to deliver on important clinical milestones, including topline data for REACH, which is expected in the fourth quarter of 2024. REACH is designed to demonstrate the potential of losmapimod to slow disease progression and address the debilitating effects of FSHD. We believe losmapimod could be the first approved treatment for this disease. With the clinical hold for pociredir lifted, we have been working diligently to resume enrollment in the Phase 1b trial for patients with SCD and look forward to building on the encouraging early clinical data observed to date. We remain very excited about pociredir’s potential to shift the current standard of care and importantly, offer a differentiated oral option.”

Recent Business Highlights

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In September 2023, completed enrollment in REACH, a Phase 3 clinical trial evaluating losmapimod in patients with FSHD at sites in the United States, Canada, and Europe. The trial enrolled 260 patients. Fulcrum expects to report topline data in the fourth quarter of 2024. There are currently no approved treatments for FSHD.
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In August 2023, the FDA lifted the clinical hold on the Investigational New Drug application for pociredir for the treatment of SCD.
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The Phase 1b trial will be re-initiated at the 12 mg once daily dose (Cohort 3), which is expected to enroll approximately 10 patients, followed by an additional cohort of 10 patients at the 20 mg once daily dose (Cohort 4). The protocol was amended to revise the inclusion and exclusion criteria to target patients with higher disease severity. To learn more about the amended protocol and planned Phase 1b trial of pociredir, please see the program update presentation on Fulcrum’s website.

Third Quarter 2023 Financial Results

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Cash Position: As of September 30, 2023, cash, cash equivalents, and marketable securities were $257.1 million, as compared to $202.9 million as of December 31, 2022.
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Collaboration Revenue: Collaboration revenue was $0.8 million for the third quarter of 2023 as compared to $1.2 million for the third quarter of 2022.
•
R&D Expenses: Research and development expenses were $18.2 million for the third quarter of 2023 as compared to $15.4 million for the third quarter of 2022. The increase of $2.8 million was primarily due to increased costs associated with the advancement of REACH, including the completion of enrollment during September 2023.
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G&A Expenses: General and administrative expenses were $10.0 million for the third quarter of 2023 as compared to $9.7 million for the third quarter of 2022. The increase of $0.3 million was primarily due to increased facilities, professional services, and software costs.
•
Net Loss: Net loss was $24.0 million for the third quarter of 2023 as compared to $23.7 million for the third quarter of 2022.

Updated Cash Runway Guidance

Fulcrum now expects that its existing cash, cash equivalents, and marketable securities will be sufficient to fund its operating requirements into 2026, an update to previous guidance of mid-2025.

Conference Call and Webcast

Fulcrum Therapeutics, Inc. will host a conference call and webcast today at 8:00 a.m. ET to review the third quarter 2023 recent business highlights and financial results. Individuals may register for the conference call by clicking the link here. Once registered participants will receive dial-in details and a unique pin which will allow them to access the call. The webcast will be accessible through the Investor Relations section of Fulcrum’s website at www.fulcrumtx.com or by clicking here. Following the live webcast, an archived replay will also be available for 90 days.

About Fulcrum Therapeutics
Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s two lead programs in clinical development are losmapimod, a small molecule in development for the treatment of facioscapulohumeral muscular dystrophy (FSHD), and pociredir (formerly known as FTX-6058), a small molecule designed to increase expression of fetal hemoglobin and in development for the treatment of sickle cell disease (SCD) and other hemoglobinopathies. Fulcrum uses proprietary technology to identify drug targets that can modulate gene expression to treat the known root cause of gene mis-expression. For more information, visit www.fulcrumtx.com and follow us on Twitter@FulcrumTx and LinkedIn.

About Losmapimod
Losmapimod is a selective p38α/β mitogen activated protein kinase (MAPK) inhibitor. Fulcrum exclusively in-licensed losmapimod from GSK following Fulcrum’s discovery of the role of p38α/β inhibitors in the reduction of DUX4 expression and an extensive review of known compounds. Results reported from the Phase 2b ReDUX4 trial demonstrated slower disease progression and improved function, including positive impacts on upper extremity strength and functional measures supporting losmapimod’s potential to be a transformative therapy for the treatment of FSHD. Although losmapimod had never previously been explored in muscular dystrophies, it had been evaluated in more than 3,600 subjects in clinical trials across multiple other indications with no safety signals attributed to losmapimod. Losmapimod has been granted FDA Fast Track designation and Orphan Drug Designation for the treatment of FSHD. Losmapimod is currently being evaluated in a Phase 3 multi-center randomized, double-blind, placebo-controlled, 48-week parallel-group study in people with FSHD (NCT05397470).

About FSHD
FSHD is a serious, rare, progressive, and debilitating disease for which there are no approved treatments. It is characterized by fat infiltration of skeletal muscle leading to muscular atrophy involving primarily the face, scapula and shoulders, upper arms, and abdomen. Impact on patients includes relentless and accumulating muscle and functional loss impacting their ability to perform activities of daily living, loss of upper limb function, loss of mobility and independence, and chronic pain. FSHD is one of the most common forms of muscular dystrophy and has an estimated patient population of 16,000 to 38,000 in the United States alone.

About Pociredir
Pociredir is an investigational oral small-molecule inhibitor of Embryonic Ectoderm Development (EED) that was discovered using Fulcrum’s proprietary discovery technology. Inhibition of EED leads to potent downregulation of key fetal globin repressors, including BCL11A, thereby causing an increase in fetal hemoglobin (HbF). Pociredir is being developed for the treatment of SCD and other hemoglobinopathies. Initial data in SCD demonstrated proof-of-concept and achieved absolute levels of HbF increases associated with potential overall patient benefit. In clinical trials conducted prior to the clinical hold, pociredir was generally well-tolerated in people with SCD with up to three months of exposure, with no serious treatment-related adverse events reported. Pociredir has been granted U.S. Food and Drug Administration (FDA) Fast Track designation and Orphan Drug Designation for the treatment of SCD. To learn more about these trials please visit ClinicalTrials.gov.

About Sickle Cell Disease
Sickle cell disease (SCD) is a genetic disorder of the red blood cells caused by a mutation in the HBB gene. This gene encodes a protein that is a key component of hemoglobin, a protein complex whose function is to transport oxygen in the body. The result of the mutation is less efficient oxygen transport and the formation of red blood cells that have a sickle shape. These sickle shaped cells are much less flexible than healthy cells and can block blood vessels or rupture cells. People with SCD typically suffer from serious clinical consequences, which may include anemia, pain, infections, stroke, heart disease, pulmonary hypertension, kidney failure, liver disease, and reduced life expectancy.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, including express or implied statements regarding Fulcrum’s clinical trials, including timing of topline data for the Phase 3 REACH trial of losmapimod; reinitiation of the Phase 1b trial of pociredir; Fulcrum’s ability to deliver an FDA-approved therapy for FSHD patients; effects of the revised inclusion and exclusion criteria on Fulcrum’s Phase 1b trial of pociredir; the potential for pociredir to shift the standard of care; and Fulcrum’s cash runway; among others. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Fulcrum’s ability to continue to advance its product candidates in clinical trials; initiating and enrolling clinical trials on the timeline expected or at all; obtaining and maintaining necessary approvals from the FDA and other regulatory authorities; replicating in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials of losmapimod, pociredir and any other product candidates; obtaining, maintaining or protecting intellectual property rights related to its product candidates; managing expenses; managing executive and employee turnover, including integrating a new CEO and CFO; and raising the substantial additional capital needed to achieve its business objectives, among others. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fulcrum’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in Fulcrum’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Fulcrum’s views as of the date hereof and should not be relied upon as representing Fulcrum’s views as of any date subsequent to the date hereof. Fulcrum anticipates that subsequent events and developments will cause Fulcrum’s views to change. However, while Fulcrum may elect to update these forward-looking statements at some point in the future, Fulcrum specifically disclaims any obligation to do so.

Fulcrum Therapeutics, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2023	December 31, 2022
Cash, cash equivalents, and marketable securities	$257,091	$202,921
Working capital(1)	248,415	190,794
Total assets	278,879	226,685
Total stockholders’ equity	255,462	198,942

(1) Fulcrum defines working capital as current assets minus current liabilities.

Fulcrum Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Collaboration revenue	$759	$1,183	$1,934	$5,657
Operating expenses:
Research and development	18,238	15,366	52,802	58,216
General and administrative	9,961	9,707	31,804	31,564
Restructuring expenses	—	465	—	465
Total operating expenses	28,199	25,538	84,606	90,245
Loss from operations	(27,440)	(24,355)	(82,672)	(84,588)
Other income, net	3,423	617	10,093	852
Net loss	$(24,017)	$(23,738)	$(72,579)	$(83,736)
Net loss per share, basic and diluted	$(0.39)	$(0.51)	$(1.19)	$(1.97)
Weighted-average common shares outstanding, basic and diluted	61,823	46,213	61,121	42,603

Contact:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608